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EXHIBIT 4.3

AMENDMENT NO. 3 TO
RIGHTS AGREEMENT

        The Rights Agreement, dated as of January 31, 1994, by and between Ultimate Electronics, Inc., a Delaware corporation (the "Company"), and Norwest Bank Minnesota, National Association, as rights agent (the "Rights Agent"), as amended by Amendment No. 1 to Rights Agreement, dated January 31, 1995, and by Amendment No. 2 to Rights Agreement dated September 7, 2004 (the "Rights Agreement"), is hereby amended as of January 11, 2005. Capitalized terms used without definition herein are as defined in the Rights Agreement.

        WHEREAS, the Company has entered into a Stock Purchase Agreement (the "Purchase Agreement") dated as of January 11, 2005 between the Company and Mark Wattles Enterprises, LLC, a Delaware limited liability company (the "Purchaser"), pursuant to which the Purchaser will acquire 6,850,000 shares of the Company's common stock, $0.01 par value per share (the "Common Shares"), from the Company, and has granted Purchaser an option to purchase 1,850,000 Common Shares (the "Company Option") pursuant to an Option Agreement between the Company and Purchaser (the "Company Option Agreement").

        WHEREAS, as a condition to Purchaser's consummation of the transactions contemplated by the Purchase Agreement, William Pearse, a director and stockholder of the Company, and his spouse Barbara Pearse ("the Pearses"), has granted Purchaser an option (the "Stockholder Option") to purchase 1,804,324 Common Shares beneficially owned by them pursuant to the Option Agreement dated January 11, 2005 between the Purchaser and the Pearses (the "Option Agreement").

        WHEREAS, upon the issuance of the 6,850,000 Common Shares (the "Shares") to the Purchaser pursuant to the Purchase Agreement, and the acquisition of the Company Option and the Stockholder Option, the Purchaser will beneficially own in excess of 15% of the issued and outstanding Common Shares of the Company.

        WHEREAS, in connection with its approval of the Purchase Agreement and The Company Option Agreement, and the transactions contemplated thereby, the Company's Board of Directors has authorized amendments to the Rights Agreement necessary to make the provisions of the Purchase Agreement, the Company Option Agreement and the Stockholder Option Agreement, and the transactions contemplated thereby, inapplicable to the Purchaser's acquisition of the Shares pursuant to the Purchase Agreement and of the option and the Option Shares pursuant to the Option Agreement.

        WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement as set forth herein in accordance with Section 27 of the Rights Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Company and the Rights Agent hereby amend the Rights Agreement and agree as follows:

        1.    Amendment to Add New Subsections to Section 1.    Section 1 of the Rights Agreement is hereby amended to add the following new subsections in alphabetical order thereto:

          (s)   "Company Option Agreement" shall mean the Option Agreement dated January 11, 2005 between MWE and the Company, as the same may be amended from time to time in accordance with the terms thereof.

          (t)    "Option Shares" shall mean, collectively, up to 1,850,000 Common Shares purchasable upon exercise of the option granted by the Company to MWE under the Company Option Agreement and up to 1,804,324 Common Shares purchasable upon exercise of the Stockholder Option Agreement, pursuant to the terms and conditions thereof.

          (u)   "Purchase Agreement" shall mean the Stock Purchase Agreement dated January 11, 2005 between the Company and MWE, as the same may be amended from time to time in accordance with the terms thereof.

          (v)   "Shares" shall mean 6,850,000 Common Shares purchased by MWE from the Company pursuant to the terms and conditions of the Purchase Agreement.

          (w)  "Stockholder Option Agreement" shall mean the Option Agreement dated January 11, 2005 among William Pearse, Barbara Pearse and Purchaser, as the same may be amended from time to time in accordance with the terms thereof.

          (x)   "MWE" shall have the meaning given such term in Section 1(i).

        2.    Amendment to Section 1(i).    The definition of "Exempt Person" in Section 1(i) of the Rights Agreement is hereby amended to add the following at the end of the first sentence preceding the proviso in Section 1(i): "or Mark Wattles Enterprises, LLC, a Delaware limited liability company (together with its Affiliates, "MWE")".

        3.    Amendment to Section 1(q).    Current Section 1(q) of the Rights Agreement is hereby amended to add the following sentence at the end of the current last sentence thereof:

  "Notwithstanding anything to the contrary herein, no Shares Acquisition Date shall occur as a result of the approval, execution, delivery, announcement or performance of the Purchase Agreement, the Company Option Agreement or the Stockholder Option Agreement, or the consummation of the transactions contemplated thereby, including the purchase of the Shares and the acquisition of the Option Shares upon exercise of the Company Option Agreement and the Stockholder Option Agreement."

        4.    Amendment to Section 3(a).    Section 3(a) of the Rights Agreement is hereby amended to add the following sentence at the end of the current last sentence thereof:

  "Notwithstanding anything to the contrary herein, no Distribution Date shall occur, and no provisions of this Section 3(a) shall become applicable, as a result of the approval, execution, delivery, announcement or performance of the Purchase Agreement, the Company Option Agreement or the Stockholder Option Agreement, or the consummation of the transactions contemplated thereby, including the purchase of the Shares and the acquisition of the Option Shares upon exercise of the Company Option Agreement and the Stockholder Option Agreement."

        5.    Amendment to Section 11.    Section 11 of the Rights Agreement is hereby amended to add the following sentence at the end of the current last sentence of the introductory paragraph thereof:

  "Notwithstanding anything to the contrary herein, no Section 11(a)(ii) Trigger Date shall occur, and no provisions of this Section 11 shall become applicable (and no notice obligations under Section 25(b) shall become applicable), as a result of the approval, execution, delivery, announcement or performance of the Purchase Agreement, the Company Option Agreement or the Stockholder Option Agreement, or the consummation of the transactions contemplated thereby, including the purchase of the Shares and the acquisition of the Option Shares upon exercise thereof of the Company Option Agreement and the Stockholder Option Agreement."

        6.    Amendment to Section 13.    Section 13 of the Rights Agreement is hereby amended to add the following sentence as the introductory paragraph thereof:

  "Notwithstanding anything to the contrary herein, no provisions of this Section 13 shall become applicable (and no notice obligations under Section 25(b) shall become applicable) as a result of the approval, execution, delivery, announcement or performance of the Purchase Agreement, the Company Option Agreement or the Stockholder Option Agreement, or the consummation of the transactions contemplated thereby, including the purchase of the Shares and the acquisition of the Option Shares upon exercise of the Company Option Agreement and the Stockholder Option Agreement."

        7.    Effect of Amendment.    Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

        8.    Counterparts.    This Amendment No. 3 to Rights Agreement may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to Rights Agreement to be duly executed, all as of the day and year first above written.

ULTIMATE ELECTRONICS, INC.
By:	/s/ DAVID A. CARTER
Name:	David A. Carter
Title:	Chief Financial Officer
NORWEST BANK MINNESOTA, NA as Rights Agent
By:	/s/ CHERYL KELLY
Name:	Cheryl Kelly
Title:	Officer

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AMENDMENT NO. 3 TO RIGHTS AGREEMENT